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                                                                    Exhibit 99.1


Contacts: Jason Lynch                        Louis Salamone, Jr., CFO
          Jim Fingeroth                      Applied Graphics Technologies, Inc.
          Kekst and Company                  (212) 716-6630
          (212) 521-4800



                     APPLIED GRAPHICS TECHNOLOGIES ANNOUNCES
                     INCREASED CASH OFFER FOR WACE GROUP PLC


     NEW YORK, MARCH 25, 1999 - Applied Graphics Technologies, Inc. (NASDAQ:
AGTX), a leading provider of outsourced digital media asset management services in the United States, today announced in London that its wholly owned subsidiary, Applied Graphics Technologies (UK) Limited, has increased its offer to purchase all of the outstanding ordinary shares of Wace Group Plc to 90 pence per share for total cash consideration of approximately UK PDS 71.4 million (approximately US$117.8 million). The increased offer has been recommended by Wace's Board of Directors. Various institutional investors of Wace have given undertakings to AGT (UK) to accept the increased offer in respect of an aggregate of 22,299,339 Wace ordinary shares, representing approximately 28.1 per cent of the issued ordinary share capital of Wace. The increased offer will be governed by the United Kingdom Takeover Rules.

     The consideration referred to above excludes an additional approximately UK PDS 1.4 million (approximately US$2.3 million) which may become payable in connection with the exercise of options currently outstanding under various Wace option plans.

     Fred Drasner, Chairman, Chief Executive Officer and Chief Operating Officer of Applied Graphics Technologies, said, "We have announced this increased cash offer for Wace because we believe the acquisition will represent a significant step in the international development of AGT and provides an opportunity to improve further our service to the customers of both companies."

     Wace Group Plc operates an international network of digital imaging businesses and is a provider of digital services in the areas of pre-press, color management, interactive multimedia services and print procurement.

     Applied Graphics Technologies, Inc. is a leading provider of outsourced advanced digital media asset management and archiving services, through its proprietary Digital Link(R) System, to magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers and retailers, as well as major corporations. From more than 30 locations across the country, AGT supplies a complete range of digital and traditional processes